Exhibit 10.43

LOAN AGREEMENT
BY AND BETWEEN
4141 E BROADWAY ROAD LLC,
as the Borrower
AND
COLLIERS FUNDING LLC,
as the Lender
November 23, 2021

    i

5.23 Anti-Corruption Laws; Anti-Terrorism Laws	19
5.24 Borrower’s Property	20
5.25 Hazardous Substances	20
5.26 Miscellaneous	20
5.27 Certificate of Beneficial Ownership	21
ARTICLE 6 COVENANTS OF BORROWER	21
6.1 Site	21
6.2 Contest of Security Interests	21
6.3 Surveys	21
6.4 Title Insurance	22
6.5 Application of Loan Funds	22
6.6 Loan Documents	22
6.7 Expenses	22
6.8 Governmental Requirements	23
6.9 Additional Documents	23
6.10 Loan Fee	23
6.11 Financial Information	23
6.12 Books and Records	23
6.13 Maintenance; Repairs	24
6.14 [Intentionally Deleted]	24
6.15 Lease	24
6.16 Updated Appraisals	24
6.17 ERISA Plans	25
6.18 Removal of Personalty	25
6.19 Distributions	25
6.20 Management and Other Agreements	25
6.21 USA Patriot Act	25
6.22 Indebtedness	25
6.23 [Intentionally Deleted]	26
6.24 Compliance with Anti-Corruption Laws	26
6.25 Certificate of Beneficial Ownership and Other Additional Information	26
ARTICLE 7 EVENTS OF DEFAULT	26
7.1 Default Under the Note	26
7.2 Default Under Other Loan Documents	26
7.3 Breach of Representation or Warranty	26
7.4 Filing of Liens Against the Premises	27
7.5 Litigation	27
7.6 Judgment, Writ, Attachment or Levy	27
7.7 Acceleration of Other Debts	27
7.8 Transfers	27
7.9 Bankruptcy of Borrower	27
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7.10 Bankruptcy of Gurantor	28
7.11 Invalidation of Loan Documents	28
7.12 Change in Status	28
7.13 Denial of Guaranteed Obligations	28
7.14 Guarantor’s Representations and Warranties	29
7.15 Default Under Guaranty	29
7.16 Required Financial Reports	29
7.17 Real Estate Taxes and Insurance Premiums	29
7.18 Lease Default	29
7.19 Breach of Covenants	29
ARTICLE 8 REMEDIES OF LENDER	30
8.1 Exercises of Rights	30
8.2 Rights Cumulative	31
ARTICLE 9 GENERAL CONDITIONS AND MISCELLANEOUS	31
9.1 Binding Effect; Waivers; Cumulative Rights and Remedies	31
9.2 Indemnity	31
9.3 Survival	32
9.4 Rights of Third Parties	32
9.5 Evidence of Satisfaction of Conditions	32
9.6 Assignment	33
9.7 Successors and Assigns Included as Parties	33
9.8 Headings	33
9.9 Invalid Provisions to Affect No Others	33
9.10 Number and Gender	33
9.11 Amendments	33
9.12 Notices	34
9.13 Governing Law	34
9.14 Participation	34
9.15 Consent to Jurisdiction	34
9.16 Counterparts	35
9.17 Document Construction	35
9.18 Entire Agreement; Modifications and Waivers	35
9.19 Waiver	35
9.20 USA Patriot Act Notice; Compliance	35

    iii

LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”), is made and entered into this 23rd day of November, 2021, by and between 4141 E BROADWAY ROAD LLC, an Arizona limited liability company (“Borrower”), and COLLIERS FUNDING LLC, a Delaware limited liability company (“Lender”).
PRELIMINARY RECITALS
A.    Borrower has made application to Lender for a loan, and Lender has agreed to make a loan to Borrower, in the amount of TWENTY-FIVE MILLION AND NO/100THS DOLLARS (25,000,000.00) to defray a portion of the costs of acquiring certain real property located in Maricopa County, Arizona, and in furtherance thereof, Borrower and Lender are entering into this Agreement.
B.    This Agreement is entered into for the purpose of setting forth the terms and conditions under which Lender will make the Loan to Borrower.
NOW, THEREFORE, in consideration of the making of the Loan and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE 1 DEFINITIONS
1.1Definitions.
For purposes of this Agreement, the following terms shall have the following meanings:
“Advance” shall mean any advance of the proceeds of the Loan by Lender to or for the benefit of Borrower.
“Affiliate” shall mean, with respect to any Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling twenty-five percent (25%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interest of any Person described in clauses (i) through (iii) of this sentence, and (v) any Person related by birth or marriage to such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or by contract.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or its subsidiaries (if any) from time to time concerning or relating to bribery or corruption.

“Appraisal” shall mean an appraisal addressed to and ordered by Lender and prepared by an appraiser acceptable to Lender, which appraisal shall be in substantial conformance with the regulations promulgated by the appropriate federal regulatory agency pursuant to Section 1110 of the Financial Institutions Reform, Recovery & Enforcement Act of 1989 (12 U.S.C. §3339), as amended, and the regulations thereunder, and which appraisal shall have been reviewed and approved by Lender’s internal appraisal review group.
“Assignment of Leases and Rents” shall mean that certain Assignment of Leases and Rents dated of even date herewith, executed by Borrower, as assignor, in favor of Lender, as assignee, assigning to Lender the rents, income and leases of the Premises, and all amendments and modifications thereof and supplements thereto executed by Borrower and Lender.
“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 as heretofor and hereafter amended, and codified as 11 U.S.C. §101 et seq.
“Beneficial Owner” shall mean, for Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of Borrower’s equity interests; and (b) a single individual with significant responsibility to control, manage or direct Borrower.
“Broker” shall mean any person or entity who has been engaged by Borrower to obtain financing for the Premises, to procure leases for the Premises or is owed a Commission.
“Business Day” shall mean any day that national banks are open for business in Minneapolis, Minnesota.
“Certificate of Beneficial Ownership” shall mean, for Borrower, a certificate in form and substance acceptable to Lender (as amended or modified by Lender from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of Borrower.
“Closing Date” shall mean the date on which the Loan shall close and Lender shall disburse the proceeds of the Loan to Borrower and direct the Title Company to record the Deed of Trust and the other applicable Loan Documents and issue the Title Policy.
“Closing Documents” shall mean:
a)    The Loan Documents;
b)    The Organizational Documents of Borrower and Guarantor;
c)    An opinion of Borrower’s and Guarantor’s counsel, in form and substance satisfactory to Lender;
d)    The Title Policy;
e)    The Lease;

f)    A Subordination, Non-Disturbance and Attornment Agreement and Estoppel Certificate from the Tenant; and
g)    All other documents required by Lender as a condition of closing. “Code” shall mean the Arizona Uniform Commercial Code.
“Collateral” shall mean all of the security given for the payment of the Loan as described in the Loan Documents.
“Commission” shall mean any fee due a Broker under an agreement with Borrower in connection with the Loan, the Premises, the Lease or any other lease of space in the Property.
“Deed of Trust” shall mean the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement dated of even date herewith given by Borrower, as grantor, to the trustee named therein for the benefit of Lender, as beneficiary, and creating a lien on and security interest in the Premises, and all amendments and modifications thereof and supplements thereto executed by Borrower and Lender.
“Default” shall mean any event which, with the giving of notice to Borrower or the lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning given such term in the Note.
“Environmental Indemnity” shall mean that certain Environmental Indemnity dated of even date herewith executed by Borrower and Guarantor indemnifying and holding Lender harmless from any Hazardous Substances and the violation of any Environmental Laws with respect to the Premises, and all amendments and modifications thereof and supplements thereto executed by Borrower, Guarantor and Lender.
“Environmental Laws” shall mean any international, federal, state or local statute, law, regulation, order, consent, decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges, or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of Borrower or its Affiliates, if any, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Act, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1972, the Safe Drinking Water Act, the Clean Air Act, as amended, the Toxic Substances Control Act of 1976, the Occupational

Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Rivers and Harbors Appropriation Act, the Endangered Species Act, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, all laws, rules and regulations set forth in Title 49 of the Arizona Revised Statutes, and any similar or implementing state or local law, and any state statute or ordinance, and any further amendments to such laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof, and all rules and regulations promulgated thereunder.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations promulgated thereunder by any governmental agency or authority, as from time to time in effect.
“ERISA Plan” shall mean each employee benefit plan covered by Title IV of ERISA whether now in existence or hereafter instituted, of Borrower.
“Escrow Waiver Letter” shall mean that certain letter agreement dated of even date herewith, executed by Lender and acknowledged by Borrower, conditionally waiving Borrower’s obligations to escrow monthly payments for real estate taxes and insurance premiums, on the conditions provided therein.
“Event of Default” shall mean any of those events specified as an Event of Default herein, in the Deed of Trust, or in any other Loan Document.
“FF&E” shall mean all furniture, wall and floor coverings, fixtures and equipment (other than building systems) located at or used in connection with the Premises and owned by the Borrower, including without limitation: (a) all furniture, furnishings, built-in serving or service furniture, carpeting, decorative millwork, decorative lighting, television receivers and other electronic equipment, interior plantings, interior water features, artifacts and artwork, and interior and exterior graphics; (b) office furniture; (c) all fixtures and specialized equipment used in the operation of kitchens, laundries and dry cleaning facilities; (d) telephone and call accounting systems; (e) cleaning and engineering equipment, tools, utensils and all other similar items; and (f) all other similar items which are used in the operation of the Premises.
“Financing Statements” shall mean one or more UCC-1 financing statements naming Borrower, as debtor, and Lender, as secured party, perfecting a security interest under the Code in the Personalty included in the Premises and all other personal property of Borrower on which a security interest has been granted to Lender.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” shall mean any governmental body, political subdivision, quasi-governmental agency or instrumentality or regulatory authority exercising jurisdiction over the Premises, over the use or operation of the Premises or over Borrower or Tenant, including the City of Phoenix, Maricopa County, State of Arizona, the United States of America, the Arizona

Department of Environmental Quality, the United States Environmental Protection Agency, and any department or political subdivision thereof.
“Governmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of any Governmental Authority or any other political subdivision in which the Premises is located and of any other political subdivision, agency, quasi-governmental authority or instrumentality exercising jurisdiction over the Premises, including, without limitation, the requirements of the Americans with Disabilities Act of 1990, as amended and all regulations thereunder, and including all wetlands restrictions/regulations and historical requirements adopted or enacted by a Governmental Authority applicable to the Premises, its operation as a flex industrial facility and its use and occupancy.
“Guarantor” shall mean Nikola Corporation, a Delaware corporation.
“Guaranty” shall mean that certain Guaranty dated of even date herewith executed and delivered by Guarantor in favor of Lender, and any amendments and modifications thereof and supplements thereto executed by Guarantor and Lender.
“Hazardous Substances” shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is defined, prohibited, limited or regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the property of Borrower, or its use, including but not limited to any material, substance or waste which is (a) defined, listed or otherwise classified as a hazardous substance, hazardous material, hazardous waste or other words of similar meaning under any Environmental Law; (b) petroleum, petroleum hydrocarbons, and all petroleum products; (c) polychlorinated biphenols; (d) lead and lead based paint; (e) urea formaldehyde; (f) asbestos and asbestos containing materials; (g) flammables and explosives; (h) infectious materials, mold or fungus; (i) atmospheric radon at levels over 4 picocuries per cubic liter; (j) radioactive materials; or (k) defined, prohibited, limited or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any Environmental Law. “Hazardous Substances” shall not include any of the above customarily and currently used in the operation of the Premises as a an industrial facility used for the manufacture of motor vehicles, provided they are used and disposed of in accordance with Environmental Law and to the extent required under required permits or operation and maintenance plan.
“Insurance Policies” shall mean those policies of insurance required pursuant to Article 4.
“Intangibles” shall mean all “General Intangibles” (as that term is defined in the Code) now owned or hereafter acquired with respect to the Premises.
“Interest Rate” shall mean the interest rate charged on the Loan from time to time as set forth in the Note.

“Lease” shall mean that certain Office Lease dated of even date herewith by and between Borrower, as landlord, and Tenant, as tenant, with respect to the Premises and including all amendments and modifications thereof and supplements thereto approved by Lender.
“Loan” shall mean the loan to be made pursuant to Article 2 of this Agreement in an amount equal to $25,000,000.00.
“Loan Documents” shall mean this Agreement and the following:
(i)    Note;
(ii)    Deed of Trust;
(iii)    Borrower’s Affidavit executed by Borrower;
(iv)    Guaranty;
(v)    Guarantor’s Affidavit executed Guarantor;
(vi)    Assignment of Leases and Rents;
(vii)    Environmental Indemnity;
(viii)    Escrow Waiver Letter;
and such other documents as Lender may require to evidence and/or secure the Loan.
“Loan Fee” shall mean a fee of $250,000 payable by Borrower to Lender for making the Loan, which fee shall be paid on the Closing Date.
“Material Adverse Change” shall mean the occurrence of any event which Lender, in good faith, determines could reasonably be expected to have a material adverse effect on (i) Borrower’s or Guarantor’s business, property, assets, operations or condition, financial or otherwise; or (ii) Borrower’s or Guarantor’s prospective ability to perform any of their payment or other obligations under the Loan Documents.
“Maturity Date” shall mean November 30, 2026, or such earlier date as the Note may be declared due and payable by Lender in accordance with the Loan Documents.
“Note” shall mean the Promissory Note dated of even date herewith executed by Borrower and payable to Lender in the original principal amount of $25,000,000.00, and all amendments, modifications, renewals, extensions, replacements and substitutions thereof and supplements thereto executed by Borrower and Lender.
“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control and any successor thereto.
“Organizational Documents” shall mean as to Borrower, the following:

(a)    Articles of Organization and all amendments thereto, as filed with the Arizona Corporation Commission;
(b)    Operating Agreement and all amendments thereto;
(c)    An Incumbency Certificate and resolutions of the Guarantor with respect to the authority of Borrower to enter into the Loan and to execute the Loan Documents; and
(d)    Certificate of Good Standing issued by the Secretary of State of Arizona. “Organizational Documents” shall mean as to Guarantor the following:
(i)    Articles of Incorporation and all amendments thereto, as filed with the Arizona Corporation Commission;
(ii)    Bylaws and all amendments thereto;
(iii)    An Incumbency Certificate and resolutions of the board of governors with respect to the authority of Borrower to enter into the Loan and with respect to the authority of the Borrower and Guarantor to execute the Loan Documents; and
(iv)    Certificate of Good Standing issued by the Secretary of State of Delaware.
“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Permitted Exceptions” shall mean the exceptions to insured coverage set forth in Schedule B to the Title Policy.
“Permitted Transfer” shall mean any of the following:
(a)    transfers of direct or indirect ownership interests in Borrower expressly permitted under the Organizational Documents of Borrower, provided that (i) Guarantor owns, directly or indirectly, at least fifty-one percent (51%) of the ownership interests in Borrower, and (ii) such transfers do not result in (A) more than fifty-one percent (51%) of the ownership interests of Guarantor being held by any Person other than Person’s holding ownership interests of Guarantor on the Closing Date or (B) any Person obtaining the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Borrower or of the Guarantor, whether through the ownership of voting securities or by contract; or
(b)    any sale or transfer of either publicly traded or non-voting preferred stock in Guarantor.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
“Personalty” shall mean all personal property, fixtures, fittings and furnishings owned by Borrower and now or hereafter attached to, located at, or placed in the improvements on any portion of the Premises including, without limitation (i) all machinery, fittings, fixtures, apparatus, equipment or articles used to supply heating, gas, electricity, air conditioning, water, light, waste disposal, power, refrigeration, ventilation, and fire and sprinkler protection, (ii) all maintenance supplies and repair equipment, (iii) all draperies, carpeting, floor coverings, screens, storm windows and window coverings, blinds, awnings, shrubbery and plants, (iv) all elevators, escalators and shafts, motors, machinery fittings and supplies necessary for their use, (v) all building materials and supplies now or hereafter delivered to any portion of the Premises (vi) all plans, drawings and specifications (subject to the rights of the architects and engineers who have prepared such plans, drawings and specifications), documents, equipment, fixtures and furnishings used in the business and operation of any portion of the Premises, (vii) all building systems, (viii) all Intangibles, (ix) FF&E, and (x) all furniture, fixtures and equipment (it being understood that the enumeration of any specific articles of property shall in no way be held to exclude any items of property not specifically enumerated), as well as renewals, replacements, proceeds, additions, accessories, increases, parts, fittings, insurance payments, awards and substitutes thereof, together with all interest of Borrower in any such items hereafter acquired, as well as Borrower’s interest in the Lease, or conditional sales agreement under which the same is acquired, to the extent permitted hereby, but the term “Personalty” shall not include the trade fixtures, inventory, equipment and other removable property of Tenant.
“Phase I Environmental Site Assessment” shall mean that certain Phase I Environmental Site Assessment Report for the Premises dated June 8, 2021 prepared by Partner Assessment Corporation.
“Premises” or “Property” shall mean the real property described in Exhibit A attached to this Agreement, together with all improvements and fixtures now thereon and hereafter completed therein, which consists of approximately 10.55 acres located at 4141 East Broadway Road, Phoenix, Arizona and which is improved with an existing flex industrial building containing approximately 154,280 square feet of gross building area.
“Principal” shall mean the sums of money disbursed by Lender from time to time pursuant to this Agreement.
“Principal Balance” shall mean, at any given time, the amount of Principal remaining unpaid.
“Required Financial Reports” shall mean:

As to Borrower — To the extent such financial information is not included in the statement of operations of the Premises described below, (i) within 45 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year of Borrower, Borrower’s financial statements for such fiscal quarter or fiscal year then ended, which shall include its balance sheet as at the end of such quarter or such year and related statements of income and expenses, statement of changes in financial position, statement of cash flow, a statement of changes in capital accounts and a statement of allocation of distribution of profits and losses, all in reasonable detail, prepared in accordance with GAAP; and accompanied by a certificate of an authorized officer of Borrower with proper authority to execute such certificate on behalf of Borrower stating that such financial statements have been prepared in accordance with GAAP with any deviations therefrom noted, and whether or not such officer has knowledge of the occurrence of any Event of Default not previously disclosed in writing to Lender which has not been cured, and, if so, stating in reasonable detail the facts with respect thereto, and (ii) within 30 days after filing with the Internal Revenue Service, the federal income tax return of Borrower (including all schedules) for the preceding tax year.
As to Guarantor - Within 45 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year of Guarantor, Guarantor’s financial statement for such fiscal quarter or fiscal year then ended, which statement shall include an itemization of all assets and liabilities of Guarantor scheduled by item and type and all investments and contingent liabilities of Guarantor, shall be adequate to disclose Guarantor’s net worth and liquidity at such point in time, shall include a statement of cash flow of Guarantor in the form previously delivered to and approved by Lender, and shall be personally certified by Guarantor as true, complete and not misleading in any material respect; and, within thirty (30) days after filing with the Internal Revenue Service, the federal income tax return of Guarantor (including all schedules), for the preceding tax year.
As to the Premises — At least thirty (30) days prior to the commencement of each fiscal year, an annual operating budget for the Property for such fiscal year and within 90 days after the end of each fiscal year of Borrower, and an annual operating statement with respect to the Premises detailing the total revenues received, total expenses incurred, total cost of all capital improvements, variances from the operating budget, total debt service, and total cash flow, to be prepared in accordance with GAAP with any deviations therefrom noted and certified as true, correct and complete by an authorized officer of Borrower.
Other Information — From time to time, with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower, Guarantor or the Property as Lender may reasonably request.
“Sanctioned Country” shall mean at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.
“Sanctioned Person” shall mean at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of

State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Security Interest” shall mean any lien, pledge, mortgage, deed of trust, encumbrance, charge or security interest of any kind whatsoever (including, without limitation, the lien or retained security title of a conditional vendor) whether arising under a security instrument or as a matter of law, judicial process or otherwise or the agreement by Borrower to grant any lien, security interest or pledge, mortgage or deed of trust or encumber any asset.
“Tenant” shall mean Nikola Corporation, a Delaware corporation, in its capacity as tenant under the Lease.
“Title Company” shall mean First American Title Insurance Company, the title insurer issuing the Lender’s Title Policy.
“Title Policy” shall mean an extended coverage ALTA Lender’s Policy of Title Insurance issued by Title Company (Form 06/17/2006) and containing such endorsements as Lender may require and setting forth as exceptions to title only those exceptions as may be approved by Lender.
“Transfer” shall mean any sale, grant, pledge, assignment, mortgage, encumbrance, security interest, consensual lien, hypothecation, lease (other than the Lease), transfer or divesture or otherwise of or an interest in (i) any portion of the Premises, (ii) Borrower, (iii) any underlying ownership interest in Borrower, or (iv) any entity controlling, managing or in control of Borrower.
ARTICLE 2 THE LOAN
2.1Loan.
Subject to the terms and conditions of this Agreement and Borrower’s compliance with its obligations to Lender under this Agreement, Lender shall advance to Borrower and Borrower shall borrow from Lender the Loan for purposes of, among other things, financing the cost of acquiring the Premises and paying closing costs in connection with such acquisition. Borrower acknowledges receipt of the proceeds of the Loan on the Closing Date.
2.2Interest.

Borrower shall pay to Lender interest on the Principal Balance at the rates and times provided in the Note. The Note also provides for interest at the Default Rate after the Maturity Date or the occurrence of an Event of Default and for a late payment charge.
2.3Payment.
The Loan shall be payable in accordance with the terms and conditions of the Note which are incorporated herein by reference.
2.4Prepayment.
The Loan shall be prepayable in accordance with the terms and conditions of the Note which are incorporated herein by reference. This is not a revolving credit loan. Lender shall not be obligated hereunder or under any of the other Loan Documents to re-advance to Borrower any sums prepaid by Borrower whether prepaid voluntarily or involuntarily.
2.5Use of Proceeds.
Borrower shall not request any Advance and Borrower shall not use, and shall ensure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, any portion of the Loan proceeds (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
2.6Conditions Precedent to Closing.
It shall be a condition precedent to closing the Loan transaction that all of the following have been satisfied by the Borrower, each in a manner acceptable to Lender:
(a)Title. Marketable fee simple title to the Premises shall be vested in Borrower, subject only to Permitted Exceptions and the Deed of Trust, the Assignment of Leases and Rents and the Financing Statements shall have been duly recorded in such offices as required to create a valid and binding, enforceable first lien against the Premises and the Personalty and the Title Policy shall have been delivered to Lender and shall be in form and substance satisfactory to Lender.
(b)Survey. A copy of an ALTA/NSPS Survey of the Premises shall have been delivered to Lender, which shall be prepared in accordance with the requirements set forth in Section 6.3 of this Agreement.
(c)Closing Documents. The Closing Documents shall have been duly executed and/or delivered, as applicable, to Lender and shall be in full force and effect with no default thereunder.

(d)Environmental Documents. A current Phase I Environmental Site Assessment as to the Premises, a reliance letter addressed to Lender and evidence of the environmental consultant’s professional and general liability insurance.
(e)Insurance. Insurance policies and/or certificates of insurance written by insurers satisfactory to Lender and in amounts satisfactory to Lender, prepared in accordance with Article 4 of this Agreement shall have been delivered to Lender.
(f)Representations and Warranties. The representations and warranties in Article 5 hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date.
(g)Covenants. Borrower shall have complied with all of the covenants made by it in Article 6 hereof and in the other Loan Documents.
(h)Broker Fees. All commissions due any Broker shall have been paid.
(i)Loan Fee. Lender shall have been paid the Loan Fee.
(j)Appraisal. Lender shall have been provided an Appraisal acceptable to Lender.
(k)No Event of Default. No Event of Default has occurred and is continuing under the Deed of Trust.
(l)UCC Searches. Lender shall have received satisfactory UCC, tax lien, bankruptcy and judgment searches from the appropriate office or offices with respect to Borrower and Guarantor.
(m)Certificate of Beneficial Ownership; USA Patriot Act Diligence. Lender shall have received an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(n)Other Documents. Borrower shall furnish Lender with copies of such other documents, instruments or materials as may be reasonably required by Lender, if any.
ARTICLE 3 [INTENTIONALLY OMITTED]
ARTICLE 4 INSURANCE
4.1Insurance.
Borrower shall obtain, or shall cause Tenant to obtain, and shall continuously maintain, or cause Tenant to continuously maintain, thereafter the following Insurance Policies in forms of coverage and with insurers/sureties meeting the requirements set forth in Section 4.2. Borrower shall be named as insured, as its interests may appear, on each policy of liability insurance and Lender shall be named as lender loss payee and mortgagee on each policy of property insurance, and as an additional insured on each policy of liability insurance, as evidenced by the originals of such policies or an Acord 25 Certificate for any liability insurance naming Lender as an additional insured and a certificate holder, and an Acord 28 Certificate for any property insurance naming Lender as lender loss payee, mortgagee and a certificate holder, in form and substance acceptable to Lender (or replacements thereto acceptable to Lender), to be issued to Lender, evidence of payment of premiums thereon and written agreements by the insurer or insurers therein to give Lender thirty (30) days’ prior written notice of any cancellation or non-renewal such coverages:
All Risk. A “Causes of Loss Special Form” property insurance as to the Premises with extended coverages including any building contents, sprinkler coverage, Contingent Operations of Building Laws/Ordinance or Law Endorsement for losses due to changes in building laws (including demolition cost, loss to undamaged portions of any buildings and increased cost of construction) with limits of 100% replacement cost and with no co-insurance provision or if the insurance carrier requires, co-insurance provisions with an agreed amount endorsement in amount acceptable to Lender;
Boiler and Pressure Vessels. If applicable, insurance against loss or damage from (i) leakage of sprinkler systems and (ii) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any improvements on the Premises and included broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment (including electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping) located in, on or about the Premises and any improvements thereon in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing the same;
Business Interruption. Rents Loss or Business Interruption insurance covering risk of loss due to the occurrence of any hazards insured against under the required fire and extended coverage insurance in an amount of not less than one (1) year’s loss of income, as such income may change from time to time due to changes in the income from the Premises;
Earthquake. If applicable, at any time that the Maximum Probable Loss estimate for the Premises as estimated by a reputable engineer shall exceed thirteen percent (13%) shaking or eighteen percent (18%) liquefaction or at any time the Premises shall be included in a Class 3 or Class 4 seismic zone earthquake insurance in the lesser of (i) the full replacement cost of the Premises or (ii) the maximum amount obtainable and with maximum deductible of $50,000.00.
CGL. Commercial general public liability insurance (including product liability, completed operations, contractual liability, broad form property damage, personal injuries, including death resulting therefrom and automobile liability insurance on vehicles operated in connection with the Premises) and with combined single limit and general aggregate coverage for personal and bodily injury and property damage of at least $1,000,000.00 for each occurrence and with at least $2,000,000.00 annual aggregate.
Excess Liability. Excess Liability insurance that provides excess liability coverage over the Employer’s Liability, Commercial General Liability and Business Automobile Liability coverage with limits of at least $10,000,000.00.
Flood. If the Premises is in a flood plain or flood hazard area, as determined by the Federal Energy Management Agency, flood insurance in an amount at least equal to the lesser of the full replacement cost of all buildings and equipment on the Premises, the outstanding principal amount of the Note or such other coverage limits which Lender may reasonably require.
Worker’s Compensation and Employer’s Liability. Workers’ Compensation insurance written to cover claims under worker’s compensation, disability benefits and other similar claims arising from employees in an amount equal to the statutory limit in the state where the Premises are located and Employer’s Liability insurance with minimum coverage limits for bodily injury by accident in the amount of $1,000,000 for each accident and minimum coverage limits for bodily injury by disease in the amount of $1,000,000 for each employee.
Other. Such other coverages appropriate to the Premises, its location and use as Lender may from time to time reasonably require such as mine subsidence, sinkhole, personal property supplemental liability, or coverages of other property—specific risks.
4.2Insurance Policy Requirements.
The maximum deductible on all coverages and policies shall be no greater than $10,000.00, unless otherwise provided herein or approved by Lender. The insurance carrier must be rated A, Class IX, or better, by A.M. Best’s Rating Service. Such insurance policies shall be written on forms and with insurance companies having such ratings and being satisfactory to Lender and Lender’s insurance consultant, shall be in amounts sufficient to prevent Borrower from becoming a co-insurer of any loss thereunder, shall insure Lender as mortgagee, lender loss payee and certificate holder on all casualty and business interruption/loss of rents coverage under a standard mortgagee clause and a lender’s loss payable endorsement with a severability of interest clause and shall name Lender as an additional insured and certificate holder on all required liability coverages and policies. All binders, certificates of insurance, and original or certified copies of policies must name Borrower as a named insured, or as an additional insured, must include the complete and accurate property address and must bear the original or electronically reproduced signature of the issuing insurance agent. Prior to closing and within thirty (30) days prior to the expiration of any such policy, Borrower shall deliver original policies of the insurer evidencing the renewal of such insurance or certificates of insurance in form satisfactory to Lender, together with evidence of the payment of current premiums therefor. Such policies or certificates shall provide the agreement by the insurer or insurers therein to give Lender not less than thirty (30) days’ prior written notice of any cancellation or modification of such coverages. Any change of title, physical damage, additional improvements or other factors affecting any insurance contract must be reported to Lender immediately. An original or a certified copy of each policy or a certificate evidencing such renewal is required to be delivered to Lender upon renewal. No such insurance policies shall contain any exclusion for acts of terrorism.
4.3Collection of Proceeds.
Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Policies, or other proceeds payable to it under such Insurance Policies and shall pay all expenses of Lender in participating in any loss adjustments (including the payment by Borrower of the expense of an independent appraisal on behalf of Lender, if reasonably necessary to facilitate adjustment of a loss).
4.4Property Insurance.
Borrower acknowledges and agrees that Lender has not required Borrower to obtain property insurance in an amount that exceeds the replacement cost of the improvements as established by the property insurer.
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BORROWER
In order to induce Lender to enter into this Agreement and to make the Loan, Borrower hereby represents, warrants and covenants to Lender as follows:
5.1Legal Status of Borrower and Guarantor.
(a)Borrower is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Arizona and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, to own and operate the Premises and to execute, deliver and perform this Agreement and the other Loan Documents to which Borrower is a party; all consents required of the ownership of Borrower necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Borrower have been duly adopted and are in full force and effect; and this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Borrower and are the valid and binding obligations of Borrower, enforceable in accordance with their respective terms.
(b)Guarantor is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has all power, authority, consents and authorizations necessary to carry on its business. All consents required of the board of directors of Guarantor necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents that have been or are to be executed by it on behalf of itself or on behalf of Borrower; if any, have been duly adopted and are in full force and effect.
5.2Validity of Loan Documents.
The Loan Documents grant to Lender a valid and enforceable first lien and security interest in the Premises, subject only to the Permitted Exceptions.
5.3Title.
Borrower is the lawful owner of and has good and marketable fee simple title to the Premises, subject to no Security Interest except the Permitted Exceptions.
5.4Priority of Lien on Personalty.
No chattel mortgage, bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) has or will be executed with respect to any Personalty used in conjunction with operation or maintenance of the Premises.
5.5Conflicting Transactions of Borrower.
The consummation of the transactions hereby contemplated and the performance of the obligations of Borrower under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under the Organizational Documents, any mortgage, deed of trust, lease, bank loan or credit agreement, or other instrument to which Borrower is a party or by which it may be bound or affected.
5.6Pending Litigation.
There are no actions, suits or proceedings pending, or to the knowledge of Borrower threatened, against or affecting Borrower or Guarantor or any portion of the Premises, or involving the validity or enforceability of any of the Loan Documents or the priority of the lien thereof, at law or in equity or before or by any Governmental Authority, except actions, suits and proceedings which are fully covered by insurance or which, if adversely determined would not substantially impair the ability of Borrower or Guarantor to perform each and every one of its respective obligations under and by virtue of the Loan Documents; and to Borrower’s knowledge, neither Borrower nor Guarantor is in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.
5.7Violations of Governmental Law, Ordinances or Regulations.
Borrower has no knowledge of any violations or notices of violations of any federal or state law or municipal ordinance or order or requirement of the state in which the Premises are located or any municipal department or other Governmental Authority having jurisdiction affecting the Premises, which violations in any way relate to or affect the Premises. No filing with or further approval, authorization, consent or other order of any Governmental Authority not heretofor made or obtained is legally required for the transactions contemplated by the Loan Documents.
5.8Anti-Terrorism Regulations.
None of Borrower, Guarantor or any Affiliate thereof, nor any person owning an interest therein is a “Special Designated National” or “Blocked Person” as those terms are defined by OFAC.
5.9Availability of Utilities.
All utility services necessary for the proper operation of the Premises for their intended purposes are available at the Premises.
5.10Condition of Premises.
The Premises are not now damaged or injured as a result of any fire, explosion, accident, flood, water, wind or other casualty, nor subject to any condemnation action or exercise of eminent domain by a Governmental Authority.
5.11Brokerage Commissions.
Borrower has not engaged the services of any Broker in connection with the Loan. All Commissions due in connection with the transaction contemplated hereby, if any, have been paid in full or will be promptly paid in full when such Commissions become due and payable. Borrower agrees to and shall indemnify, defend and hold Lender harmless from any liability, claims or losses arising by reason of any Broker claiming a Commission due in connection with the Loan or in connection with any Lease. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.
5.12Improvements.
The exterior lines of the improvements are, and at all times will be, within the building lines of the Premises. Other than the building and related improvements as shown on the survey delivered by Borrower to Lender pursuant to Section 6.3 hereof, no improvements have been or are in the process of being constructed on the Premises by or on behalf of Borrower, and no labor or materials have been furnished to the Premises for which Borrower has not paid.
5.13Compliance with Ordinances, Governmental Requirements.
Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations, and with all applicable Governmental Requirements and Environmental Laws affecting the Premises and the Premises in all material respects conforms to and complies with said covenants, conditions, restrictions, reservations, Governmental Requirements and Environmental Laws. The Premises and the use thereof as a flex industrial building used for manufacture of motor vehicles complies with all Governmental Requirements,

Environmental Laws, any private covenants affecting the Premises and appropriate supervising boards of fire underwriters and similar agencies. Borrower and Tenant have obtained all permits from and have satisfied all of the requirements of, all Governmental Authorities for the operation and use of the Premises. The land on which the Premises is situated consists of one or more lawfully created lots which may lawfully be sold without the need for any partitioning, subdividing or boundary adjustment.
5.14Access.
The Premises directly front on a publicly maintained road or street and have legal access to the same through governmentally approved curb cuts.
5.15Flood Plain.
No portion of the Premises is in an area prone to high risk floods or an area being a “Special Flood Hazard Area”, as determined by the Federal Emergency Management Agency.
5.16Status of Borrower.
Neither Borrower nor any Person with a controlling interest in Borrower (if an entity) is insolvent (as such term is defined in Section 101(32) of the Bankruptcy Code, as amended) and will not be rendered insolvent (as such term is defined in Section 101(32) of the Bankruptcy Code, as amended) by the execution of this Agreement, the Note, the Deed of Trust or any other Loan Documents or the consummation of the transactions contemplated thereby.
5.17Margin Stock.
Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
5.18Management and Other Agreements.
As of the date of this Agreement, Borrower has not entered into any agreement relating to the management of the Premises.
5.19Lease.
As to the Lease (i) Borrower is the absolute owner of the same with full right and title to assign the same; (ii) there are not now and will not in the future be any outstanding assignments or pledges of the same other than in connection with the Loan; (iii) there are not now any existing defaults under the provisions of the Lease on the part of any party to the Lease; (iv) the Lease is in full force and effect and has not been amended or modified in any respect and all obligations on the part of Borrower under the Lease have been or will be fully complied with; (v) to Borrower’s knowledge, Tenant has performed its obligations under the Lease which are required to be performed as of the date hereof and Tenant has no defenses, setoffs, or counterclaims against Borrower; (vi) the Lease constitutes the entire agreement between the Tenant and Borrower with respect to the occupancy of the Premises; and (vii) to Borrower’s actual knowledge, all Commissions due any Broker or leasing agent for procuring the Lease or the renewal or extension thereof have been paid in full and as to any future Lease will be paid in full.
5.20Financial Statements.
The financial statements of Borrower, Guarantor and the Premises previously or hereafter delivered to Lender fairly and accurately present, or will fairly and accurately present, the financial condition of Borrower, Guarantor and the Premises, as the case may be, as of the dates of such statements, and neither this Agreement nor any document, financial statement, financial or credit information, rent roll, certificate or statement referred to herein or furnished to Lender by Borrower or Guarantor contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact, or is or will be misleading in any material respect. Since the date of the most recent of such financial statements of Borrower and Guarantor there has been no Material Adverse Change.
5.21ERISA Plan.
Borrower has no ERISA Plan.
5.22Solvency.
The aggregate fair saleable value of the assets of Borrower is in excess of the total amount of its liabilities as they become absolute and matured, and Borrower is able to meet its debts as they become due and payable in accordance with Borrower’s ordinary business practices. Borrower is not rendered insolvent by the execution and delivery of the Loan Documents.
5.23Anti-Corruption Laws; Anti-Terrorism Laws.
(a)The Borrower and its officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Neither the Borrower nor any of its directors, officers or employees is a Sanctioned Person. The Loan, the use of the proceeds of the Loan and the other transactions contemplated hereby will not violate Anti-Corruption Laws or applicable Sanctions.
(b)Neither the making of the Loan hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, 12 U.S.C. §§ 95a-95b and 50 U.S.C. App. §§ 1-44, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower is in compliance in all material respects with the PATRIOT Act.
5.24Borrower’s Property.
Borrower owns no assets other than its interest in the Premises.
5.25Hazardous Substances.
To Borrower’s knowledge, following due inquiry as a duly diligent property owner, except as disclosed by the Phase I Environmental Site Assessment and the other environmental reports and documents related to the Premises delivered to Lender prior to the date hereof, (i) the Premises has been and is free from contamination by Hazardous Substances, (ii) no release of any such Hazardous Substance has occurred on or about the Premises, (iii) that the Premises currently complies, and will comply based on its anticipated use, with all current Environmental Laws, (iv) that, in connection with the ownership, operation, and use of the Premises, all necessary notices have been filed and all required permits, licenses and other authorizations have been obtained, including, without limitation, those relating to the generation, treatment, storage, disposal or use of Hazardous Substances, (v) that there is no present or past or threatened investigation, inquiry or proceeding relating to the environmental condition of, or to events on or about, the Premises, (vi) there are not any underground storage tanks containing Hazardous Substances currently existing or to the extent such underground storage tanks are existing they are registered under the required Environmental Laws and have not leaked, (vii) no Hazardous Substances have been or will be deposited, spilled, discharged, placed or disposed of at, on or near the Premises, nor has or will the Premises be used at any time by any person as landfill or a disposal site for Hazardous Substances or for garbage, waste or refuse of any kind, (viii) there are no electrical transformers or other equipment containing dielectric fluid containing polychlorinated biphenyls located in, on or under the Premises, nor is there any asbestos contained in, on or under the Premises, nor will Borrower permit the installation of same, (ix) there are no locations off the Premises where Hazardous Substances generated by or on the Premises have been treated, stored, deposited or disposed of; (x) there is no fact pertaining to the physical condition of either the Premises or the area surrounding the Premises (a) which Borrower has not disclosed to Lender in writing prior to the date of this Agreement, and (b) which materially adversely affects or will materially adversely affect the Premises or the use or enjoyment or the value thereof, or Borrower’s ability to perform the transactions contemplated by this Agreement; and (xi) Borrower has not received nor does it have any knowledge of any summons, citation, directive, letter or other communication, written or oral, from any local, state or federal governmental agency concerning (a) the existence of Hazardous Substances on the Premises or in the immediate vicinity, (b) the transportation, relating, spilling leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Substances onto the Premises or into waters or other lands adjacent to the Premises or (c) violation of Environmental Laws.
5.26Miscellaneous.
Borrower is not:

(a)An “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
(b)A “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 2005, as amended.
(c)Subject to regulations under the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.
5.27Certificate of Beneficial Ownership.
The Certificate of Beneficial Ownership executed and delivered to Lender on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.
ARTICLE 6 COVENANTS OF BORROWER
While this Agreement is in effect, and until Borrower has paid in full the Principal Balance, accrued interest and other charges due to Lender hereunder and under the other Loan Documents to which Borrower is a party, Borrower agrees to comply with, observe and keep the following covenants and agreements:
6.1Site.
Borrower holds and shall continue to hold marketable, fee simple title to the Premises, subject only to the Permitted Exceptions and shall execute and deliver or cause to be executed and delivered such instruments as may be required by Lender and Title Company to provide Lender with a valid first lien on and security interest in the Premises subject only to the Permitted Exceptions.
6.2Contest of Security Interests.
Borrower shall keep the Premises and all Personalty free from any Security Interest (other than Permitted Exceptions). Upon the assertion of a claim of Security Interest or the filing of a Security Interest against any portion of the Premises or Personally, Borrower shall cause the same to be immediately discharged and removed, provided Borrower shall not be required to pay, discharge or remove any Security Interest so long as Borrower shall in good faith contest the same or the validity thereof in accordance with the Deed of Trust.
6.3Surveys.
Prior to the Closing Date, Borrower shall furnish to Lender a current land survey of the Premises prepared by a reputable, registered land surveyor, certified and prepared in form and substance satisfactory to Lender and Title Company and other interested parties and otherwise complying with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, jointly established and as adopted by the American Land Title Association and the National Society of Professional Surveyors, including those Table A items required by Lender and certifying the description of the Premises (including the appurtenant easements), showing all encroachments onto or from the Premises, showing all existing improvements, showing access rights, easements or utilities, rights of way affecting the Premises, showing all setback requirements upon the Premises, showing any existing improvements, showing matters affecting title, and such other items as Lender may reasonably request.
6.4Title Insurance.
Borrower shall furnish Lender with a fully paid Title Policy written by Title Company in the full Loan amount, in form and substance satisfactory to Lender. The Title Policy shall insure that marketable fee simple title to the Premises is vested in Borrower, free from exceptions for mechanic’s and supplier’s liens, naming Lender as an insured and insuring that the Deed of Trust is a valid first lien in the full amount of the Loan subject only to the Permitted Exceptions and containing such endorsements as Lender may require.
6.5Application of Loan Funds.
Borrower shall use the proceeds of the Loan solely for the purpose of financing Borrower’s acquisition of the Premises and paying closing costs in connection with the acquisition of the Premises and closing of the Loan, and in no event use any of the Loan proceeds to make distributions to the members of Borrower or for personal or other purposes.
6.6Loan Documents.
Prior to the Closing Date, Borrower shall cause the Loan Documents to be executed and delivered to Lender.
6.7Expenses.
Borrower shall pay all costs, fees, expenses, and other expenditures, including, but not limited to, attorneys’ fees and expenses, fees and costs of Lender’s property inspector, costs of title insurance, transfer taxes, license and permit fees, recording expenses, costs of surveys, mortgage registration taxes, document stamp taxes, intangible taxes, appraisal fees, appraisal review fees, expenses of collection and foreclosure and similar items, paid or incurred by Lender to third parties incident to this Agreement or any other Loan Document (including without limitation, attorneys’ fees and expenses in connection with the negotiation, preparation, and execution hereof and of any other Loan Document and any amendment hereto or thereto, any release hereof, any consent, approval or waiver hereunder or under any other Loan Document, and the closing, disbursement, administration, and collection of the Loan, and any suit to which Lender is a party involving this Agreement or any other Loan Document) or incident to the enforcement of this Agreement or any other Loan Document or the exercise of any right or remedy of Lender hereunder or thereunder. Lender shall have the right, without any obligation to do so, to advance to itself from the Loan proceeds amounts necessary to pay all such costs, expenses, and fees of Lender and any of Borrower’s obligations due or to become due to Lender under this Agreement or any other Loan Document.
6.8Governmental Requirements.
Borrower shall comply, and shall cause Tenant to comply, promptly with any Governmental Requirements, including all appropriate supervising boards of fire underwriters and similar agencies and the requirements of any insurer issuing coverage on the Premises.
6.9Additional Documents.
Borrower shall furnish to Lender all instruments, documents, appraisals, financial statements, title and other insurance reports and agreements and each and every other document and instrument required to be furnished by Borrower hereunder, all at Borrower’s expense; shall assign and deliver to Lender such documents, instruments, assignments and other writings, and to do such other acts necessary or desirable to preserve and protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require in writing; and shall do and execute all and such further lawful and reasonable acts, conveyances and assurances for the carrying out of the intents and purposes of this Agreement, as Lender shall reasonably require in writing from time to time.
6.10Loan Fee.
Borrower shall pay the Loan Fee to Lender on the Closing Date. If not paid, Lender shall be entitled to disburse the Loan Fee directly to itself.
6.11Financial Information.
Borrower shall provide to Lender the Required Financial Reports not later than the respective date specified therefor in the definition of “Required Financial Reports” provided, that Borrower shall not be required to deliver copies of any such reports or other materials that have been posted on the United States Securities and Exchange EDGAR filing system or any successor filing system thereto. The books of account and all other records relating to, or reflecting the operation of, the Premises shall be kept at Borrower’s executive offices at the address set forth in the Deed of Trust and shall be made available to Lender on reasonable notice and its representatives at all reasonable times for examination, audit, inspection and transcription. In the event Borrower or Guarantor fails to furnish any such statements after written request to Borrower, the same shall be an Event of Default and in addition to any other remedies available to Lender, Lender may cause an audit to be made of the respective books and records at the sole cost and expense of Borrower. Unless an Event of Default is continuing, the costs of such examination shall be at Lender’s expense. Upon the taking of possession of the Premises by Lender or upon the appointment of a receiver for the Premises, all books and records shall be turned over to Lender to insure the orderly continuance of the operation of the Premises.
6.12Books and Records.

Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Premises in a manner reasonably acceptable to Lender. Lender shall have the right, at its own expense, at all reasonable times upon prior written notice to inspect, examine and copy all books and records of Borrower relating to the Premises, and to, upon reasonable notice enter and have free access to the Premises. Any such inspection is solely for the purpose of Lender’s underwriting requirements and such review shall not be construed as a review of suitability, merchantability, fitness, or compliance with Governmental Requirements or otherwise and may not be relied upon by Borrower or any other person or entity. Nothing contained in this Agreement shall obligate Lender to conduct any inspections of any portion of the Premises.
6.13Maintenance; Repairs.
Borrower shall not abandon the Premises, shall keep and maintain, or shall cause Tenant to keep and maintain, the Premises in good condition free from any waste or misuse, and shall promptly repair and restore any improvements now or hereafter on the Premises which may become damaged or destroyed to their condition prior to any such damage or destruction. Without the prior consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion, Borrower agrees that it will not, nor will it permit Tenant to, construct or expand any improvements on the Premises, erect any new improvements nor make any material alterations to any existing improvements, nor remove or demolish any such improvements.
6.14[Intentionally Deleted].
6.15Lease.
Borrower will, at its own cost and expense, comply with and discharge all of the obligations of Borrower under the Lease and use all reasonable efforts to enforce or secure the performance of each obligation and undertaking of the Tenant under the Lease and will appear in and defend, at its own cost and expense, any action or proceeding arising out of or in any manner connected with Borrower’s interest in the Lease. Borrower shall not accept any installment of rent for more than one (1) month in advance of its due date, nor execute any mortgage or deed of trust or create or permit a lien which may be or become superior to the Lease, nor permit a subordination of the Lease to such mortgage, deed of trust or lien other than the lien of the Deed of Trust. Borrower will not borrow against or pledge or assign the rents from the Lease.
6.16Updated Appraisals.
Borrower agrees that Lender shall have the right to obtain, at Borrower’s expense, an updated Appraisal of the Premises from an appraiser approved by Lender at any time (a) that an Event of Default shall have occurred and be continuing hereunder, (b) Lender determines in good faith that the security for the Loan has been financially or physically impaired in any material manner or (c) an Appraisal is required by applicable banking regulations and/or regulatory requirements applicable to Lender’s participant banks. In the event that Lender shall elect to obtain such an Appraisal, Lender may immediately commission an appraiser acceptable to Lender to prepare the Appraisal and Borrower shall fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such Appraisal. In the event that Borrower fails to cooperate with Lender in obtaining such an Appraisal or in the event that Borrower shall fail to pay for the cost of such Appraisal immediately upon demand, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder, under the Deed of Trust and under the other Loan Documents.
6.17ERISA Plans.
Borrower shall not adopt or become subject to any ERISA Plan.
6.18Removal of Personalty.
Borrower shall not permit any item of Personalty which is subject to the security interest in favor of Lender to be removed at any time from the Premises unless the removed item is consumed or sold in usual and customary course of operating the Premises or removed temporarily for maintenance or repair or, if removed permanently, replaced by an article of equivalent suitability and use and of not materially less value and which is owned by Borrower outright, free of any lien, security interest or lease purchase financing arrangement other than those permitted by Lender pursuant to the terms of this Agreement.
6.19Distributions.
Borrower shall not declare or pay any distributions or dividends or purchase, redeem or otherwise acquire for value any member’s interest in Borrower (i) if any such action would cause an Event of Default, (ii) at any time a Default or an Event of Default exists, or (iii) if any distribution or dividend would cause the Loan to constitute a high volatility commercial real estate exposure pursuant to Part 217 of Chapter II of Title 12 of the Code of Federal Regulations.
6.20Management and Other Agreements.
Borrower shall not execute any agreement relating to the management of the Premises without the prior written consent of Lender.
6.21USA Patriot Act.
Borrower shall not and shall not allow any Person owning an interest in Borrower to (i) conduct any business or engage in any transaction relating to any property blocked pursuant to Executive Order No. 13224, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the PATRIOT Act or any other anti-terrorism law, or (iii) become a “Special Designated National” or “Blocked Person” as those terms are defined in OFAC. Borrower shall deliver to Lender any certification or other evidence requested by Lender, confirming Borrower’s compliance with this Section.
6.22Indebtedness.

Other than the Loan and ordinary trade payables issued in connection with the Premises which shall be paid in the ordinary course prior to the due date thereof, Borrower shall not incur or be liable for any indebtedness for borrowed money.
6.23[Intentionally Deleted].
6.24Compliance with Anti-Corruption Laws.
Borrower and Guarantor will, and will cause their respective Affiliates and agents to comply in all material respects with all applicable laws to which it may be subject including all Anti-Corruption Laws and applicable Sanctions. Borrower must deliver to Lender any certification or other evidence requested from time to time by Lender in its discretion, confirming compliance with this Section.
6.25Certificate of Beneficial Ownership and Other Additional Information.
Borrower shall provide to Lender a new Certificate of Beneficial Ownership, in faun and substance acceptable to Lender, when the individual(s) to be identified as a Beneficial Owner have changed. Upon request, Borrower shall provide to Lender confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Lender and such other information and documentation as may be reasonably requested by Lender from time to time for purposes of compliance by Lender with applicable laws (including, without limitation, the PATRIOT Act and any other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Lender to comply therewith.
ARTICLE 7 EVENTS OF DEFAULT
It shall be an “Event of Default” under this Agreement on the happening of any of the following:
7.1Default Under the Note.
Borrower fails to pay (i) any payment of principal or interest under the Note when due, or (ii) any other payment to Lender hereunder, under the Note or under any other Loan Document within five (5) days after such payment is due, or, if no date is stated, five (5) days after written demand, or such shorter period as may be expressly provided for herein or therein (other than on the Maturity Date when all payments shall be due without any notice, grace or cure period); or
7.2Default Under Other Loan Documents.
Any event designated as an “Event of Default” occurs under any of the Loan Documents (other than this Agreement); or
7.3Breach of Representation or Warranty.
Any representation or warranty made by Borrower in any of the Loan Documents or this Agreement, or in any report, certificate, financial statement, document or other instrument delivered pursuant to or in connection with this Agreement, is breached by Borrower or proves to be false or misleading in any material respect upon the date when made or deemed to be made or remade and Borrower fails to take such action as may be required to correct such breach or to make such representation or warranty not false or misleading in all material respects within thirty (30) days after notice thereof; or
7.4Filing of Liens Against the Premises.
Any Security Interest is asserted or filed against the Premises, any Security Interest shall be served on Lender or the commencement of enforcement or foreclosure of any Security Interest shall occur and such Security Interest shall not be released or bonded over and enforcement thereof stayed to Lender’s satisfaction within thirty (30) days after the assertion, filing or commencement thereof; or
7.5Litigation.
Any suit is filed against Borrower or Guarantor which, is likely to be adversely determined against Borrower or Guarantor and which, if so adversely determined, would substantially impair the ability of Borrower or Guarantor to perform their respective obligations under the Loan Documents and which is not dismissed within thirty (30) days after its filing; or
7.6Judgment, Writ, Attachment or Levy.
A judgment, writ or warrant of attachment or execution or similar process, levy or seizure is made under any process against Borrower, Guarantor or the Premises and such action shall not be released or bonded over to Lender’s satisfaction within thirty (30) days after the assertion or filing thereof; or
7.7Acceleration of Other Debts.
Borrower or Guarantor does, or omits to do, any act, or any event occurs, as a result of which any material obligation of Borrower not arising hereunder, may be declared due and payable by the holder thereof and which continues uncured for thirty (30) days thereafter; or
7.8Transfers.
A Transfer which is not a Permitted Transfer shall occur; or
7.9Bankruptcy of Borrower.
Borrower fails to pay its debts as they become due, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts as they become due, or files a petition under any chapter of the Federal Bankruptcy Code or any similar law, state or federal, now or hereafter existing, or becomes “insolvent” as that term is generally defined under the Federal Bankruptcy Code, or in any involuntary bankruptcy case commenced against it files an answer admitting insolvency or inability to pay its debts as they become due, or fails to obtain a dismissal of such case within ninety (90) days after its commencement or convert the case from one chapter of the Federal Bankruptcy Code to another chapter, or is the subject of an order for relief in such bankruptcy case, or is adjudged a bankrupt or insolvent, or a custodian, trustee or receiver is appointed for, or any court takes jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver is not discharged, or such jurisdiction is not relinquished, vacated or stayed within ninety (90) days of their appointment; or
7.10Bankruptcy of Gurantor.
Guarantor fails to pay its debts as they become due, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts as they become due, or files a petition under any chapter of the Federal Bankruptcy Code or any similar law, state or federal, now or hereafter existing, or becomes “insolvent” as that term is generally defined under the Federal Bankruptcy Code, or in any involuntary bankruptcy case commenced against it files an answer admitting insolvency or inability to pay its debts as they become due, or fails to obtain a dismissal of such case within ninety (90) days after its commencement or the case is converted from one chapter of the Federal Bankruptcy Code to another chapter, or is the subject of an order for relief in such bankruptcy case, or is adjudged a bankrupt or insolvent, or a custodian, trustee or receiver is appointed for, or any court takes jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver is not discharged, or such jurisdiction is not relinquished, vacated or stayed within ninety (90) days of their appointment; or
7.11Invalidation of Loan Documents.
Any of the Loan Documents is canceled, terminated, revoked or rescinded by Borrower or Guarantor other than in accordance with the terms thereof or with the express prior approval of Lender, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents is commenced by or on behalf of Borrower or Guarantor which is a party thereto or any of their respective stockholders, partners, managers, members or beneficiaries, as applicable, or any court or any other governmental or regulatory authority or agency of competent jurisdiction makes a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or
7.12Change in Status.
Borrower or Guarantor is dissolved, liquidated or wound up or shall fail to maintain its existence as a going concern in good standing; or
7.13Denial of Guaranteed Obligations.
Guarantor denies that Guarantor has any liability or obligations under the Guaranty, or shall notify Lender of Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or Guarantor gives notice to Lender that Guarantor shall not be liable for any future obligations under the Guaranty; or

7.14Guarantor’s Representations and Warranties.
Any material representation or warranty made or deemed to be made by or on behalf of Guarantor in this Agreement, the Guaranty or in any of the other Loan Documents, or in any report, certificate, financial statement, document or other instrument delivered pursuant to or in connection with this Agreement, is breached by Guarantor or proves to be false or misleading in any material respect upon the date when made or deemed to be made or repeated and Guarantor fails to take such action as may be required to correct such breach or to make such representation or warranty not false or misleading in any material respect within thirty (30) days after notice thereof; or
7.15Default Under Guaranty.
Guarantor fails to keep or perform any covenant, undertaking or agreement on its or his part under the Guaranty or any separate guaranty, indemnity or other surety arrangement given in connection with the Loan, including, without limitation, failure to satisfy the financial covenants set forth therein, and such failure is not remedied within sixty (60) days after receipt of written notice to Borrower of such failure; or
7.16Required Financial Reports.
Borrower or Guarantor fails to furnish any Required Financial Report when required by this Agreement, and Borrower does not cure such failure within ten (10) days after notice to Borrower; or
7.17Real Estate Taxes and Insurance Premiums.
Except to the extent in the control of Lender pursuant to the Deed of Trust, Borrower shall fail to pay the real estate taxes, any installment of special assessments, any sales or use tax or any insurance premiums as to the Premises when due and payable; or
7.18Lease Default.
Any monetary default or material non-monetary default occurs under the Lease and such default is not cured within any applicable notice, grace or cure period set forth in the Lease or the Lease is terminated for any reason without the prior written consent of Lender, which consent Lender may grant or withhold in its sole discretion; or
7.19Breach of Covenants.
Borrower breaches or fails to perform, observe or meet any covenant or condition of this Agreement (other than as described in Section 7.1 through 7.18) and such breach or failure is not cured within a period of thirty (30) days after written notice thereof or if such breach or failure does not create a material risk to the Premises or Lender’s security interest therein and requires the expenditure of time to cure, then for the period of time necessary to cure so long as Borrower promptly commences and diligently pursues such cure but not to exceed sixty (60) days from the date of notice thereof.

ARTICLE 8 REMEDIES OF LENDER
8.1Exercises of Rights.
Upon the occurrence and during the continuance of any Event of Default, unless such Event of Default is subsequently waived in writing by Lender in its sole and absolute discretion, Lender may at its option exercise one or more of the following:
(a)Acceleration. Accelerate the repayment of the Loan;
(b)Foreclosure. Exercise any of the various remedies provided in any of the Loan Documents, including the foreclosure of the Deed of Trust and/or the Assignment of Leases and Rents;
(c)Cumulative Rights. Cumulatively exercise all other rights, options and privileges provided by the Loan Documents or by law;
(d)Receiver. Seek the appointment of a receiver to take possession of the Premises and to operate the Premises;
(e)Setoff. Set off any sum due to or incurred by Lender against all deposits and credits of Borrower with, and any and all claims of Borrower against, Lender. Such right shall exist whether or not Lender shall have made any demand hereunder or under any other Loan Document, whether or not said sums, or any part thereof, or deposits and credits held for the account of Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lender. Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify Borrower of its exercise of such setoff right; provided, however, that the failure of Lender to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on Lender to all rights of lien, setoff and counterclaim available pursuant to law.
(f)Rights to Enter. Require Borrower to vacate the Premises and Lender may, at its election (whether prior to any trustee’s sale or a foreclosure of the Deed of Trust or during any period of redemption) either through itself, its agents or a receiver appointed by a court of competent jurisdiction:
(i)Do all things necessary and spend such sums of money as it deems necessary to protect its interest in the Premises and the security afforded the Loan;
(ii)Enter into possession;
(iii)Employ security watchmen to protect the Premises;

(iv)Take such action as necessary to prevent waste; and
(v)Do all things necessary and spend such sums of money as it deems necessary to comply with, effect a cure under and/or prevent a failure or default under the Lease of the Premises.
8.2Rights Cumulative.
No right or remedy by this Agreement or by any Loan Document or instrument delivered by Borrower pursuant hereto, conferred upon or reserved to Lender shall be or is intended to be exclusive of any other right or remedy and each and every right and remedy shall be cumulative and in addition to any other right or remedy or now or hereafter arising at law or in equity or by statute. Except as Lender may hereafter otherwise agree in writing, no waiver by Lender of any breach by or default of Borrower of any of its obligations, agreements or covenants under this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other obligation, agreement or covenant, nor shall any forbearance by Lender to seek a remedy for such breach be deemed a waiver of its rights and remedies with respect to such a breach, nor shall Lender be deemed to have waived any of its rights and remedies unless it be in writing and executed with the same formality as this Agreement.
ARTICLE 9 GENERAL CONDITIONS AND MISCELLANEOUS
9.1Binding Effect; Waivers; Cumulative Rights and Remedies.
Time is of the essence hereof. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Lender. No failure on the part of Lender or the holder of the Note to exercise and no delay in exercising any power or right hereunder, under the Note or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Borrower not required hereunder or under the Note or any other Loan Document shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of the Note to any other or further action in any circumstances without notice or demand. The rights and remedies of Lender specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Lender would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Lender’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.
9.2Indemnity.
Borrower agrees to indemnify and hold harmless Lender and its officers, directors, employees and agents (the “Indemnified Parties”) for, from and against any and all claims,

liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of any investigation, litigation or proceeding concerning or relating to the transaction contemplated by this Agreement or any of the other Loan Documents, or any of them, or any action taken or omitted to be taken by any Indemnified Party under this Agreement or any of the Loan Documents. Without limitation of the foregoing, Borrower agrees to reimburse the Indemnified Parties promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Indemnified Parties in connection with the preparation, execution, administration or enforcement of, or obtaining legal advice in respect of rights or responsibilities under any of, this Agreement and the Loan Documents. If any indemnity furnished to an Indemnified Party for any purpose shall, in the opinion of Lender, be insufficient or become impaired, Lender may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished. BORROWER ACKNOWLEDGES AND CONFIRMS THAT CERTAIN PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS IMPOSE UPON BORROWER CERTAIN OBLIGATIONS AND INDEMNITIES FOR CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF LENDER OR THE OTHER INDEMNIFIED PARTIES.
9.3Survival.
All covenants, agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Advances by Lender, and the execution of the other Loan Documents, and shall continue until Lender receives payment in full of the Principal Balance, interest and other charges due Lender hereunder and under the other Loan Documents and until there is no obligation to make any Advances hereunder, except that the indemnification provisions hereof and of the other Loan Documents shall survive such payment and termination of such obligations.
9.4Rights of Third Parties.
All conditions of the obligations of Lender hereunder are imposed solely and exclusively for the benefit of Lender and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will make or refuse to make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so. Borrower agrees to and shall indemnify Lender from any liability, claims or losses resulting from the disbursement of the Loan proceeds or from the condition of the Premises whether arising during or after the term of the Loan. This provision shall survive the repayment of the Loan and shall continue in full force and effect so long as the possibility of any such liability, claims or losses exists.
9.5Evidence of Satisfaction of Conditions.

Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence at its sole cost and expense except as otherwise expressly provided in the Loan Documents.
9.6Assignment.
Borrower may not assign this Agreement or any of its rights or obligations hereunder, including the right to an Advance, without the prior written consent of Lender. No person other than Borrower shall have the right to enforce any obligation of Lender hereunder. Lender may assign the Loan and its rights and obligations to another lender or to a Person that Lender merges with, is merged into, consolidates with, is consolidated into, or is consolidated into Lender, or who acquires a majority of the assets of Lender or a majority of whose assets are acquired by Lender.
9.7Successors and Assigns Included as Parties.
Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included and all covenants and agreements contained in this Agreement by or on behalf of Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns, whether so expressed or not.
9.8Headings.
The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.
9.9Invalid Provisions to Affect No Others.
If fulfillment of any provision hereof, or any transaction related thereto at the time performance of any such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and such clause or provision shall be deemed invalid as though not herein contained, and the remainder of this Agreement shall remain operative in full force and effect.
9.10Number and Gender.
Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.
9.11Amendments.

Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
9.12Notices.
Any notices and other communications permitted or required by the provisions of this Agreement shall be given in the manner provided in the Deed of Trust.
9.13Governing Law.
Notwithstanding the place of execution of this Agreement, the parties to this Agreement have contracted for Arizona law to govern this Agreement and it is agreed that this Agreement is made pursuant to and shall be construed and governed by the laws of the State of Arizona without regard to the principles of conflicts of law.
9.14Participation.
Lender may in its sole and exclusive discretion issue participations in the Loan and/or assign all or a portion of its obligations to make the Loan to one or more participants in the Loan provided that: (i) Lender’s obligations under this Agreement shall remain unchanged; (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Lender may divulge all information received by it from Borrower or any other source, including but not limited to information relating to the Loan, to the Premises and to Borrower, to any such participants or other lenders, and Borrower shall cooperate with Lender, at Lender’s expense, in satisfying the reasonable requirements of any such participants or other lenders for consummating such a purchase or participation.
9.15Consent to Jurisdiction.
Borrower hereby submits and consents to personal jurisdiction to the courts of the county in which the Premises are located and the courts of the United States of America located in such state or states for the enforcement of this Agreement and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in such courts. Litigation may be commenced in the state court of general jurisdiction for any of such counties, or the United States District Court located in such state or states, at the election of Lender. Nothing contained herein shall prevent Lender from bringing any action in any other state or jurisdiction against any other person or exercising any rights against any security given to Lender or against Borrower or Guarantor personally or against any property of the Borrower or Guarantor in any other state or jurisdiction. Commencement of any such action or proceeding in any other state or jurisdiction shall not constitute a waiver of consent to jurisdiction of or the submission made by Borrower to personal jurisdiction in any of such courts. In the event an action is commenced in another jurisdiction or venue under any tort or contract theory arising directly or indirectly from the relationship created by this Agreement, the Lender, at its option, shall be entitled to have the case transferred to one of the jurisdictions and venues above described or any other jurisdiction, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice.
9.16Counterparts.
This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one Agreement, but in making proof hereof it shall only be necessary to produce one such counterpart. The signatures to this Agreement may be executed on separate pages and when attached to this Agreement shall constitute one complete document.
9.17Document Construction.
This Agreement has been reviewed by all the parties hereto and incorporates the requirements of such parties. Each party waives the rule of construction that any ambiguities are to be resolved against the party drafting the same and agrees such rules will not be employed in the interpretation of this Agreement.
9.18Entire Agreement; Modifications and Waivers.
This Agreement together with the other Loan Documents constitutes the entire understanding and agreement of Borrower and Lender with respect to the matters covered herein and therein. Lender has no further obligations or commitments to Borrower except as expressly set forth in the Loan Documents. No agreement, statement or promise made to Borrower by any employee, officer or agent of Lender with respect to the Loan shall be binding on Lender unless it is set forth in writing and signed by an officer of Lender, and no amendment or modification of any of the Loan Documents shall be effective unless set forth in writing and signed by an officer of Lender. The Loan Documents supersede all prior negotiations, discussions and agreements with respect to the Loan, may not be contradicted by evidence of any alleged oral agreement, and may not be waived, changed, discharged or terminated except by an instrument in writing, signed by the party against whom enforcement of any waiver, change, discharge or termination is sought.
9.19Waiver.
BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS AGREEMENT ARE INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS AGREEMENT.
9.20USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request and Borrower shall provide to Lender, Borrower’s and Guarantor’s address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit and/or other financial services product.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the date first above written.
BORROWER:
4141 E BROADWAY ROAD LLC, an Arizona limited liability company
By:    Nikola Corporation,
a Delaware corporation
its Sole Member
By:     /s/ Kim J. Brady
Name:    Kim J. Brady
Its:    Chief Financial Officer

STATE OF ARIZONA	)
) SS.
COUNTY OF MARICOPA	)

The foregoing instrument was acknowledged before me this 19th day of November, 2021, by Kim J. Brady, the Chief Financial Officer of Nikola Corporation, a Delaware corporation, the Sole Member of 4141 E Broadway Road LLC, an Arizona limited liability company, on behalf of the company.
/s/ Notary Public
Notary Public
LENDER:
COLLIERS FUNDING LLC,
a Delaware limited liability company
By:     /s/ Scott Loving
    Scott Loving
    Its Senior Vice President

PROMISSORY NOTE

$25,000,000.00	Minneapolis, Minnesota
November 23, 2021

FOR VALUE RECEIVED, 4141 E BROADWAY ROAD LLC, an Arizona limited liability company (the “Borrower”), agrees and promises to pay to the order of COLLIERS FUNDING LLC, a Delaware limited liability company, its endorsees, successors and assigns (the “Lender”), at its principal office at Suite 4300, 90 South Seventh Street, Minneapolis, Minnesota 55402-4110 or such other place as the Lender may from time to time designate, the principal sum of TWENTY FIVE MILLION AND NO/100THS DOLLARS ($25,000,000.00), or so much as may from time to time be disbursed hereon, together with Interest (as defined herein) on the Principal Balance (as defined herein) at the Interest Rate hereinafter set forth, payable in the following manner and on all the following terms and at the following times:

1.Definitions. Unless the context otherwise indicates, capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Loan Agreement (as defined herein). For purposes of this Promissory Note (this “Note”) the following terms shall have the following meanings:

a.“Deed of Trust” shall mean that Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement dated of even date herewith given by the Borrower, as grantor, to the trustee named therein for the benefit of the Lender, as beneficiary, granting a lien on and encumbering the Premises as security for the Loan and granting a security interest to the Lender in the real and personal property described therein, as amended, supplemented or modified by written agreement of the Borrower and the Lender.

b.“Loan Agreement” shall mean that Loan Agreement dated of even date herewith executed by the Borrower, as borrower, and the Lender, as lender, wherein the Lender has agreed to advance to the Borrower the principal sum of this Note, subject to compliance with the terms and conditions of such agreement, as such agreement may be amended, supplemented or modified by written agreement of the Borrower and the Lender.

c.“Loan Documents” shall mean this Note, the Loan Agreement, the Deed of Trust, the Assignment of Leases and Rents, the Guaranty and any other instruments given to evidence and/or secure the Loan, as such documents may be amended, supplemented or modified by written agreement of the Borrower and the Lender.

d.“Maturity Date” shall mean November 30, 2026, or such earlier date on which this Note may be declared due and payable by Lender in accordance with its terms.

e.“Premises” shall mean those certain parcels of land and the improvements thereon, located in the City of Phoenix, County of Maricopa, State of Arizona, all as more fully described in the Deed of Trust.

f.“Principal” shall mean the sums of money from time to time disbursed by the Lender pursuant to this Note.

PROMISSORY NOTE

$25,000,000.00	Minneapolis, Minnesota
November 23, 2021

g. “Principal Balance” shall mean, at any given time, the amount of Principal remaining unpaid at such time.

2.Disbursements. Disbursements of the proceeds of this Note are to be made pursuant to the terms and conditions of the Loan Agreement.

3.Interest Rate. The Principal Balance of this Note outstanding at the close of each day shall bear interest (“Interest”) at the following per annum rates of interest (the “Interest Rate”):

a.Fixed Rate. From and after the date hereof and up to and including the Maturity Date, this Note shall bear interest at a per annum rate of interest equal to 4.0%.

b.Default Rate. Notwithstanding anything to the contrary in (a) above, if an Event of Default (as defined herein) occurs or if this Note is not fully paid on the Maturity Date, then, at the option of the Lender, during the entire period during which such Event of Default shall occur and be continuing or on and after the Maturity Date, as applicable, Interest shall be payable on the Principal Balance at a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid on this Note, or (ii) eight percent (8%) (the “Default Rate”), whether or not the Lender has exercised its option to accelerate the maturity of this Note and declare the entire Principal Balance due and payable.

4.Basis of Computation. Interest shall be calculated by multiplying the actual number of days elapsed in the period for which Interest is being calculated by a daily rate based on a 360-day year; provided. however, from and after December 1, 2022, interest as so calculated (i.e., 365/360) shall be charged on the basis of twelve (12) thirty (30) day months in a year of 360 days. Interest shall commence as to any Principal disbursed on the date of disbursement of such Principal.

5.Late Charge. In the event that any payment required hereunder is not paid within five (5) days after the date when due (other than the balloon payment due at maturity or upon acceleration), the Borrower agrees to pay a late charge equal to the lesser of (i) the maximum lawful amount permitted to be paid on this Note as a late charge or (ii) $.04 per $1.00 of the unpaid payment (the “Late Charge”) to defray the costs of the Lender incident to collecting such late payment. This Late Charge shall apply individually to all payments past due and there will be no daily pro rata adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Lender may have, including the right to declare the entire Principal Balance and all unpaid Interest immediately due and payable. Any Late Charge due hereunder shall be payable five (5) days after demand therefor.

6.Terms of Payment. This Note shall be payable as follows:

PROMISSORY NOTE

$25,000,000.00	Minneapolis, Minnesota
November 23, 2021

a.On December 1, 2021 and on the first (1st) day of each calendar month thereafter up to and including December 1, 2022, the Borrower shall pay to the Lender the accrued and unpaid Interest on the Principal Balance for the preceding calendar month;

b.Commencing on January 1, 2023 and on the first (la) day of each month thereafter up to and including the first (1st) day of the calendar month in which the Maturity Date occurs, the Borrower shall pay to the Lender consecutive monthly installments of Principal and Interest sufficient to fully amortize the Principal Balance at the then current Interest Rate over the remaining unexpired years in an assumed twenty-five (25) year amortization period that commences on December 1, 2022; and

c.On the Maturity Date, the entire Principal Balance plus accrued and unpaid Interest and all other charges and sums due under this Note and the Loan Agreement shall be due and payable in full.

7.Application of Payments. All payments shall be applied first to any Costs of Collection (as defined herein), then to Late Charges, then to Interest and then to the Principal Balance, except that if any advance made by the Lender under the terms of any instruments securing this Note is not repaid, any monies received, at the option of the Lender, may first be applied to repay such advances, plus Interest thereon, and the balance, if any, shall be applied as above. If any payment of Principal, Interest, Costs of Collection (as defined herein), Late Charges or any other sum due hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and Interest thereon shall be payable at the applicable Interest Rate during such extension. Notwithstanding the foregoing, upon the occurrence of an Event of Default, any monies received shall, at the option and direction of the Lender, be applied to any sums due under this Note or any instrument securing this Note in such order and priority as the Lender shall determine.

8.Mandatory and Permitted Prepayment. The Principal Balance of this Note may be voluntarily prepaid in whole or in part at any time without premium or penalty; provided, however, that any such partial prepayment shall be not less than the lesser of (i) $100,000 and in integral multiples thereof and (ii) the outstanding principal balance of the Loan.

Any voluntary prepayment in whole shall be made with not less than three (3) days advance written notice to the Lender. At the option of the Lender, the Principal Balance is subject to mandatory prepayment, in whole or part as the case may be, upon certain events of damage, destruction or condemnation of the Premises given as security for this Note, all as more fully set forth in the Deed of Trust. Any partial prepayment shall not suspend any required payments of either Principal or Interest and shall not reduce the amount of any scheduled installment payment.

PROMISSORY NOTE

$25,000,000.00	Minneapolis, Minnesota
November 23, 2021

9.Security. This Note is the Promissory Note referred to in and is secured by (i) the Deed of Trust, (ii) the Assignment of Leases and Rents, and (iii) certain other Loan Documents given by the Borrower to the Lender encumbering the Premises, granting a security interest in fixtures and other personal property thereon or used or generated in connection therewith and/or assigning the rents, leases, income and profits therefrom, as such documents may be amended, modified or supplemented by written agreement of the parties thereto.

10.Event of Default. If (i) any payment is not made when due in accordance with the terms and conditions of this Note, or (ii) any event designated as an “Event of Default” occurs under the Loan Agreement, under the Deed of Trust or under any other Loan Document, the entire Principal Balance together with accrued Interest thereon, Late Charges, Costs of Collection and all other charges and sums due under this Note or the Loan Documents shall become immediately due and payable at the option of the Lender upon notice to the Borrower.

11.Time of Essence. Time is of the essence. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

12.Costs of Collection. Upon the occurrence and during the continuance of an Event of Default, the Borrower agrees to pay the costs of collection including reasonable attorney’s fees and costs incurred, all other costs and fees incurred in litigation, mediation, bankruptcy and administrative proceedings and all appeals therefrom and all other costs and expenses incurred in the collection of the amounts due under this Note (the “Costs of Collection”). Any Costs of Collection incurred hereunder shall be payable five (5) days after demand therefor.

13.Waiver of Presentment, Etc. Presentment for payment, protest and notice of nonpayment are waived. Consent is given to any extension or alteration of the time or terms of payment hereof, any renewal, any release of any part or all of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof. To the extent permitted by law all rights and benefits of any statute of limitations, and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead laws are waived.

14.Savings Clause. In the event that the interest and/or charges in the nature of interest, if any, provided for by this Note, the Loan Agreement or by any other Loan Document, contravenes a legal or statutory limitation applicable to the Loan, if any, Borrower will pay only such amounts as would legally be permitted; provided, however, that if the defense of usury and all similar defenses are unavailable to Borrower, Borrower will pay all amounts provided for herein, in the Loan Agreement and in the other Loan

PROMISSORY NOTE

$25,000,000.00	Minneapolis, Minnesota
November 23, 2021
Documents. If, for any reason, amounts in excess of the amounts permitted in the foregoing sentence have been paid, received, collected or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts will be applied to principal, unless principal has been fully paid, in which event such excess amount will be refunded to Borrower. All interests and other charges, fees, goods, things in action or any other sums, things of value and reimbursable costs that Borrower is or may become obligated to pay or reimburse in connection with the Loan and which may be deemed to constitute “interest” within the meaning of Arizona Revised Statutes Section 44-1201, et seq. will be deemed to constitute items of interest in addition to the stated rate(s) of interest specified in, or payable on, this Note, which stated rate of interest and additional rate resulting from other amounts constituting interest Borrower hereby contracts in writing to pay. Borrower agrees to an effective rate of interest that is the rate stated in this Note plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Borrower, or any benefit received or to be received by or on behalf of Lender, in connection with this Note or any other Loan Documents.

15.Notices. Any notices and other communications permitted or required by the provisions of this Note (except for telephonic notices expressly permitted) shall be in writing and shall be deemed to have been properly given or served by: (i) personal delivery, (ii) depositing the same with the United States Postal Service, or any official successor thereto, designated as Registered or Certified Mail, Return Receipt Requested, bearing adequate postage, or (iii) depositing the same with a reputable private courier or overnight delivery service, in each case addressed as hereinafter provided. Each such notice shall be effective: (a) immediately upon personal delivery, (b) three (3) days after being deposited in the U.S. Mail, or (c) one (1) Business Day after delivery to such courier or overnight delivery service. The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. By giving to the other party hereto at least ten (10) days’ notice thereof, either party hereto shall have the right from time to time to change its address and shall have the right to specify as its address and shall have the right to specify as its address any other address within the United States of America.

Each notice to the Lender shall be addressed as follows:

Colliers Funding LLC
90 South Seventh Street
Suite 4300
Minneapolis, MN 55402
Attention: Loan Servicing Department

With a copy to:

PROMISSORY NOTE

$25,000,000.00	Minneapolis, Minnesota
November 23, 2021

Fabyanske, Westra, Hart & Thomson, P.A.
333 South Seventh Street
Suite 2600
Minneapolis, MN 55402
Attention: Rory O. Duggan, Esq.

Each notice to the Borrower shall be addressed as follows:
4141 E Broadway Road LLC
c/o Nikola Corporation
4141 E. Broadway Road
Phoenix, AZ 85040
Attention: Chris Gould

With a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren Street
Phoenix, AZ 85004
Attention: Bart J. Page, Esq.

16.Consent to Jurisdiction. The Borrower hereby submits and consents to personal jurisdiction of the courts of the county in which the Premises is located and the courts of the United States of America located in such state or states for the enforcement of this Note and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in such courts. Litigation may be commenced in any state court of general jurisdiction for such counties or in the United States District Court located in such state or states, at the election of the Lender. Nothing contained herein shall prevent the Lender from bringing any action in any other state or jurisdiction against any other person or exercising any rights against any security given to the Lender or against the Borrower or any Guarantor personally or against any property of the Borrower or any Guarantor in any other state or jurisdiction. Commencement of any such action or proceeding in any other state or jurisdiction shall not constitute a waiver of consent to jurisdiction of or the submission made by the Borrower to personal jurisdiction in any of such courts. In the event an action is commenced in another jurisdiction or venue under any tort or contract theory arising directly or indirectly from the relationship created by this Note, the Lender, at its option, shall be entitled to have the case transferred to one of the jurisdictions and venues above described or any other jurisdiction, or if such transfer cannot be accomplished under applicable law, to have such case dismissed without prejudice.

17.Governing Law. Notwithstanding the place of execution of this Note, the parties to this Note have contracted for Arizona law to govern this Note and it is agreed that this Note is

PROMISSORY NOTE

$25,000,000.00	Minneapolis, Minnesota
November 23, 2021

made pursuant to and shall be construed and governed by the laws of the State of Arizona without regard to the principles of conflicts of law.

18.Waiver of Jury Trial. THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS NOTE ARE INVOLVED AND WHICH DIRECTLY OR INDIRECTLY IN ANY WAY ARISES OUT OF, IS RELATED TO, OR IS CONNECTED WITH THIS NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER, WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS NOTE.

[Signature Page Follows]

PROMISSORY NOTE

$25,000,000.00	Minneapolis, Minnesota
November 23, 2021

Executed as of the date first above written.
4141 E BROADWAY ROAD LLC,
an Arizona limited liability company

By: Nikola Corporation,
a Delaware corporation
its Sole Member

By: /s/ Kim J. Brady
Name: Kim J. Brady
Its: Chief Financial Officer

STATE OF ARIZONA	)
) ss.
COUNTY OF MARICOPA	)

The foregoing instrument was acknowledged before me this 19th day of November, 2021, by Kim J. Brady, the Chief Financial Officer of Nikola Corporation, a Delaware corporation, the Sole Member of 4141 E Broadway Road LLC, an Arizona limited liability company, on behalf of the company.

/s/ Notary Public
Notary Public